SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only
☐	Definitive Proxy Statement	(as permitted by Rule 14a-6(e)(2))
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INTEL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other than the Registrant)
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Annual Stockholders’ meeting and proxy vote set for May
Intel this week published its 2006 annual report and proxy statement, in preparation for the company’s Annual Stockholders’ Meeting which will be held on May 16.
All Intel stockholders, including Intel employees who own shares of stock, have the right to vote. The proxy asks stockholders to:
1.	Elect the 11 nominees to the Board of Directors.

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current year.

3.	Amend and extend the 2006 Equity Incentive Plan.

4.	Approve the 2007 Executive Officer Incentive Plan.

5.	Act on Stockholder proposal requesting limitation on executive compensation.
The company is recommending a vote FOR Proposals 1-4 and AGAINST Proposal 5. Please refer to the Proxy materials for more detailed explanation of these proposals.
The Annual Stockholders’ Meeting will be held at 8:30 a.m. Pacific Time on May 16, 2007 at the Santa Clara Convention Center, Santa Clara, California.
See sidebar on voting instructions and information on the purpose of the Annual Stockholders’ Meeting
-Sidebar-
What is the purpose of the Annual Stockholders’ Meeting? Companies hold formal annual meetings of stockholders to elect directors and to vote on any other specific items that are on the agenda.
What is a proxy statement? The proxy statement describes the proposals presented to the stockholders for their vote and information on how to vote. Intel has approximately three million stockholders, though only a few hundred actually attend the Annual Stockholders’ Meeting in person. Most of the other stockholders vote on the proposals by submitting their votes before the Annual Stockholders’ Meeting. Each share of stock entitles the owner to one vote on each proposal on the agenda. Each share also entitles the owner to vote for a number of candidates for director equal to the number of directors being elected.
How will I learn about the voting process? Each stockholder will receive voting information along with the proxy statement. The voting information will explain the steps required to submit votes. Stockholders may receive multiple sets of voting information if they hold Intel stock in multiple brokerage accounts. Stockholders should submit their votes for each set of voting information they receive. Depending on your prior instructions, the proxy statement and voting information may be delivered electronically or by mail in paper form.